EXHIBIT 99.2


                                                          Financial New

Contacts:
Mark Singer
Director of Investor Relations
(510) 226-2399


  CIRRUS LOGIC ANNOUNCES PRIVATE PLACEMENT OF CONVERTIBLE SUBORDINATED
                                 NOTES

FREMONT, Calif. - Dec. 4, 1996 - Cirrus Logic Inc. (Nasdaq: CRUS) today announced that it intends, subject to market and other conditions, to raise up to $175 million (excluding the proceeds of the over-allotment option, if any) through a private placement of convertible subordinated notes to qualified institutional investors and off-shore investors.

     The company stated that the purposes of the offering are principal to repay certain indebtedness, for general working capital purposes and expenditures associated with the company's investments in manufacturing It is contemplated that the notes will be convertible into Cirrus Logic common stock and will have a seven-year term. No other terms were disclosed.

      The securities to be offered will not be registered under the Sec Act of 1933, as amended, or applicable state securities laws, and may n be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exempt from the registration requirements.


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                                Notes:
    Cirrus Logic press releases may be obtained by fax by dialing
                            1-800-359-6414,
      or by dialing 510-249-4200 from outside the United States, or via Internet on the world wide web at http://www.cirrus.com/

      Cirrus Logic is a registered trademark of Cirrus Logic Inc.